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[LETTERHEAD]

March 14, 1997



Board of Directors
TCF Financial Corporation
801 Marquette Avenue
Suite 302
Minneapolis, MN 55402


Members of the Board:

This letter relates to the proposed transaction (the "Transaction") pursuant to that certain Agreement and Plan of Reorganization (the "Agreement") by and between TCF Financial Corporation ("TCF") and Standard Financial, Inc. ("Standard"), a Delaware Corporation, pursuant to which Standard will form a new interim savings association ("New Bank"); Standard will contribute all of its assets to New Bank and New Bank will assume all of Standard's liabilities; Standard will dissolve and shares of Standard will be converted into the right to receive common stock of New Bank; New Bank will merge with and into a wholly-owned bank subsidiary of TCF ("Merger Sub"); and Standard Federal Bank, a subsidiary of Standard, will immediately thereafter merge with and into Merger Sub. Pursuant to the Transaction, shares of common stock, par value $.01 per share, of Standard ("Standard Common Stock") will be converted into the right to receive common stock, par value $.01 per share, of TCF ("TCF Common Stock") and/or cash payable by TCF, as described in the Agreement. In certain circumstances, TCF shall have the right to designate the portion of the consideration to be paid in cash (subject to a minimum level). You have requested our opinion as to the fairness, from a financial point of view, to TCF stockholders, of the consideration to be paid in the Transaction (the "Merger Consideration").

Piper Jaffray Inc. ("Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. Piper Jaffray makes a market in the Common Stock of TCF and also provides research coverage for TCF. Piper Jaffray has acted as a manger of underwritings of TCF securities and provided other investment banking services for TCF in the past and may continue to do so in the future. For our services in rendering this opinion, TCF will pay us a fee and indemnify us against certain liabilities.

In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

1.   Reviewed drafts of the Agreement and Plan of Reorganization.

2. Reviewed the Reports on Form 10-K for TCF for the three fiscal years ended December 31, 1995, December 31, 1994, and December 31, 1993.

3. Reviewed the draft Annual Report for TCF for the fiscal year ended December 31, 1996.

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TCF Financial Corporation
March 14, 1997
Page 2

4. Reviewed the Reports on Form 10-Q for TCF for the three quarters ended September 30, 1996, June 30, 1996 and March 31, 1996.

5. Reviewed the Reports on Form 10-K for Standard for the fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993.

6. Reviewed the draft Annual Report for Standard for the fiscal year ended December 31, 1996.

7. Reviewed the Reports on Form 10-Q for Standard for the three quarters ended September 30, 1996, June 30, 1996 and March 31, 1996.

8. Reviewed financial forecasts for TCF for the periods ending December 31, 1997 through 2000 furnished by TCF's management.

9. Reviewed financial forecasts for Standard for the periods ending December 31, 1997 through 2000 furnished by Standard's management and revised by TCF's management.

10. Conducted discussions with certain members of management of TCF. Topics discussed included, but were not limited to, the background and rationale of the proposed Transaction, certain provisions regarding the Transaction including those being negotiated by TCF management, the financial condition, operating performance, and the balance sheet characteristics of Standard and the prospects for the combined company after consummation of the proposed Transaction.

11. Conducted discussions with certain members of management of Standard. Topics discussed included, but were not limited to, the background and rationale for the Transaction, the financial condition, operating performance, balance sheet characteristics and prospects of Standard.

12. Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which we deemed relevant.

13. Performed a discounted implied dividend analysis on the four-year financial forecasts for Standard.

14. Considered the projected proforma effect of the Transaction on TCF's earnings per share for the three fiscal years ending December 31, 1999.

15. Compared certain financial data of Standard with certain financial data of companies deemed similar to Standard or the business sector in which Standard operates.

16. Reviewed such other financial data, performed such other analyses and considered such other information as we deemed necessary and appropriate under the circumstances.

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TCF Financial Corporation
March 14, 1997
Page 3

We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by TCF and Standard or otherwise made available to us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of TCF's and Standard's management that the information provided pertaining to TCF and Standard has been prepared on a reasonable basis and, with respect to financial planning data, reflects the best currently available estimates and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, we have assumed that neither TCF nor Standard is a party to any pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction or in the ordinary course of business, and, in the case of TCF, other than transactions or actions of which we have already been advised, including the conversion of TCF's savings bank subsidiaries to national banks, acquisition of Winthrop Resources Corporation and redemption of the convertible debentures of Great Lakes Bancorp, the issuance of 1,000,000 to 1,200,000 shares of TCF Common Stock, the possible guarantee or assumption as co-obligor by TCF of senior debentures of Winthrop Resources Corporation and other actions required to facilitate such pending transactions and actions.

In arriving at our opinion, we have not performed nor been furnished any appraisals or valuations of the specific assets or liabilities of Standard being conveyed in the Transaction. We express no opinion regarding the liquidation value of Standard. We have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either TCF, Standard or their affiliates is a party or may be subject and, at TCF's direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof. We express no opinion herein as to the prices at which shares of TCF common stock may trade at any future time.

This opinion is for the benefit of the Board of Directors of TCF and shall not be published or otherwise used, nor shall any public references to Piper Jaffray be made except in accordance with our engagement letter.


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TCF Financial Corporation
March 14, 1997
Page 4

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to TCF stockholders, as of the date hereof.

Sincerely,

PIPER JAFFRAY INC.

/s/ Piper Jaffray Inc.